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EXHIBIT 99.1


OHIO LEGACY CORP ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

Wooster, Ohio - January 21, 2003 -- Ohio Legacy Corp (NASDAQ SmallCap: OLCB) announced that Friedman Billings Ramsey (NYSE - FBR) has exercised its option to purchase an additional 150,000 shares of common stock from Ohio Legacy Corp to cover over-allotments. Including the over-allotment, Ohio Legacy issued 1,150,000 shares at $8.50 per share.

Ohio Legacy Corp expects to use the net proceeds to strengthen the capital levels of its subsidiary, Ohio Legacy Bank. Dwight Douce, President and CEO of Ohio Legacy Corp, commented, "We are very pleased that this offering will enable us to continue our growth, make larger loans and better penetrate our market areas. We believe that we will be in an even better position to deliver a high level of service to small and medium-sized business customers and consumers in our region."

A copy of the prospectus relating to the offering may be obtained from Friedman Billings Ramsey at 1001 Nineteenth Street North, Arlington, VA 22209.

Ohio Legacy Bank is a subsidiary division of Ohio Legacy Corp, a publicly-owned corporation headquartered in Wooster, Ohio.

This news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company's filings with the Securities and Exchange Commission, including the prospectus relating to the offering.